Exhibit 23.1

Credit Suisse Group AG, Zurich Re: Registration Statements No. 333-101259, 333-208152, 333-217856 and 333-218604With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated July 31, 2019 related to our review of interim financial information of Credit Suisse Group AG as of June 30, 2019 and for the three and six-month periods ended June 30, 2019 and 2018.Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.KPMG AG Nicholas EdmondsShaun KendriganLicensed Audit ExpertLicensed Audit ExpertZurich, Switzerland July 31, 2019